Exhibit 99.1
John Mitchell Joins Energy Recovery Board of Directors

SAN LEANDRO, Calif. — Jul. 13, 2026 — Energy Recovery (Nasdaq: ERII), a global leader in energy-efficient technology enabling affordable, reliable water and reduced emissions, today announced the appointment of John Mitchell to its Board of Directors.
“John is an accomplished global executive who has spent his career operating at the highest levels of complex, technology-driven businesses,” said Pamela Tondreau, Chair of the Board of Directors of Energy Recovery. “He understands what it takes to lead in hard-tech industries and has guided organizations through end markets in the midst of profound transformation. The forces reshaping water today are every bit as consequential, and John’s perspective and discipline will be a tremendous asset to our board as we support our customers in this moment.”
Mr. Mitchell brings more than three decades of global leadership across finance, operations, and technology-intensive industrial businesses. He most recently served as Senior Vice President and General Manager of the Sensor Solutions business at TE Connectivity, a global leader in innovative sensor solutions, serving industries including automotive, industrial automation, aerospace, and medical devices. Earlier at TE Connectivity, he served as President of TE SubCom, an industry pioneer in undersea communications technology and marine services.
Mr. Mitchell also held a series of senior financial leadership roles at TE Connectivity, including Vice President of Finance for its Transportation Solutions division, a global business spanning the automotive and industrial transportation markets. His earlier career included financial leadership positions across Europe and the United States with JohnsonDiversey, Tyco Electronics Power Systems, and Tyco Electronics, giving him broad international operating experience across multiple industries undergoing technological and market change.
“The megatrends driving the water industry are among the most consequential challenges of our time, and Energy Recovery has a key role to play in advancing the solutions the world needs,” said Mr. Mitchell. “I have spent my career in industries defined by transformation, and I am energized by the opportunity to help a company with this kind of technology and purpose accelerate its impact.”
Mr. Mitchell holds an M.B.A. in Finance and General Management from University College Dublin and a Bachelor of Business Studies in Finance from the University of Limerick.
For a full list of Energy Recovery Board of Directors members, please visit https://energyrecovery.com/leadership.

About Energy Recovery
Energy Recovery (Nasdaq: ERII) designs and manufactures world-class energy-saving technology for critical infrastructure that communities rely on every day, driving a more resilient and sustainable future. Grounded in more than 30 years of leadership in the desalination industry, today we use our proprietary pressure exchanger technology to help customers in multiple industries improve their operations and lower their emissions. Headquartered in the San Francisco Bay Area, we operate manufacturing and R&D facilities throughout California, with sales and on-site technical support available globally.

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